CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the use of our report dated September 11, 1998 on the financial statements and the financial highlights of Trent Equity Fund, a series of shares of Professionally Managed Portfolio. Such financial statements and financial highlights appear in the 1998 Annual Report to Shareholders which is incorporated by reference in the Statement of Additional Information filed in Post-Effective Amendment No. 55 to the Registration Statement of Form N-1A of Professionally Managed Portfolios. We also consent to the reference of our Firm in the Registration Statement and Prospectus.

                                            /s/Tait, Weller & Baker
                                            TAIT, WELLER & BAKER


Philadelphia, Pennsylvania
November 20. 1998